RESIGNATION

         I, Brook Messick, Secretary, Treasurer and a director of Biogentech Corporation (formerly "Togs for Tykes, Inc."), a Nevada corporation ("Corporation"), hereby tender and submit my resignation as Secretary, Treasurer and a director of the Corporation; such resignation to be effective on the 1st day of July, 2003.

         Furthermore, I hereby waive any unpaid or accrued compensation due to me from the Corporation. I am not due any shares of common stock in the Corporation for services that I have performed or fees I have paid on behalf of the Corporation. Finally, I hereby waive any funds due to me related to providing storage space to the Corporation during my tenure as an officer and director of the Corporation.


                                                         /s/  Brook Messick
                                                         ---------------------
                                                              Brook Messick

                                   RESIGNATION

         I, Brook Messick, sole officer and director of Togs for Tykes Acquisition Corporation, a Nevada corporation ("Corporation"), hereby tender and submit my resignation as sole officer and director of the Corporation; such resignation to be effective on the 1st day of July, 2003.

         Furthermore, I hereby waive any unpaid or accrued compensation due to me from the Corporation. I am not due any shares of common stock in the Corporation for services that I have performed or fees I have paid on behalf of the Corporation.



                                                         /s/ Brook Messick
                                                        -----------------------
                                                             Brook Messick